UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc (the "Company") currently has a total of 106,720,100 Common Shares issued and outstanding as of the close of business on July 21, 2008. The recent increase in the number of issued and outstanding Common Shares since May 16, 2008 is the result of (i) conversions of 110,500 shares of the Company's 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock ("Preferred Shares") at a conversion rate of 133.0646 Common Shares to one Preferred Share (or 14,703,636 Common Shares in the aggregate), and (ii) issuance of Unregistered Common Shares in connection with the Company’s acquisition of the 30% minority interest in United Taconite LLC as disclosed in a Form 8-K filed with the Securities and Exchange Commission on July 15, 2008. The aggregate number of issued and outstanding Common Shares due to these transactions resulted in an increase of 16,233,255 Common Shares outstanding. All of these shares were issued out of treasury.

The Company has 205 Preferred Shares remaining from the original issuance of 172,500 Preferred Shares. At a current conversion rate of 133.0646, the 205 Preferred Shares would be convertible into 27,278 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

July 21, 2008	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary